Exhibit 99.1

Contacts:
Patriot Bank, N.A.	Fred Staudmyer	Michael Carrazza
900 Bedford Street	EVP & Chief Administrative Officer	Chairman
Stamford, CT 06901	203-252-5921	203-251-8230
www.BankPatriot.com

Patriot Bank Closes $52 million Pre-Paid Debit Card Transaction

STAMFORD, Conn., July 21, 2020 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced that it has closed on a transaction to acquire pre-paid debit card deposits from a prominent national provider and processor of prepaid debit cards for corporate, consumer, and government clients. Balances associated with this acquisition are expected to total approximately $52 million within the next week, and to grow from that initial level over time.

With the closing of the transaction, Patriot is now the depository and issuing bank payment partner for these pre-paid cards. In its new capacity, Patriot will verify and control funds going in and out from card usage. It will provide controls, oversight, and monitoring to ensure that the banks of merchants accepting the debit cards receive prompt and accurate payment through the network, and when customers make deposits in cash via various cash networks, that those funds are accurately routed to the correct customer's debit card account.

This deposit acquisition required, and was granted, authorization by the Office of the Controller of the Currency and was subject to various closing conditions. Patriot Bank’s overall cost of funds will decrease as a result of the transaction, which is a meaningful enhancement to the Bank’s deposit gathering strategy and ongoing profitability.

Michael Carrazza, Chairman of Patriot said, “We’re pleased to have successfully completed the Bank’s first, value-enhancing pre-paid card transaction, which is a pivotal move towards the Bank’s longer-term deposit gathering strategy and will increase the Bank’s net interest margin. Our expansion into this finance sector further enhances Patriot’s brand and broadens the services we can deliver to our banking clients.”

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT. with Express Banking locations at Bridgeport/Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Jacksonville, FL and Stamford, along with a Rhode Island operations center.

About Patriot Bank:

Founded in 1994, and now celebrating its 26th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small business owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Forward Looking Statements:

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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